ARMOUR RESIDENTIAL REIT, INC.
CONFIRMS OCTOBER 2018 DIVIDEND RATE PER COMMON SHARE
AND Q4 2018 MONTHLY DIVIDEND RATES PER PREFERRED SHARE

VERO BEACH, Florida – October 1, 2018 – ARMOUR Residential REIT, Inc. (NYSE: ARR, ARR PrA and ARR PrB) (“ARMOUR” or the “Company”) today confirmed the October 2018 cash dividend rate for the Company’s Common Stock and the Q4 2018 monthly cash dividend rates for the Company’s Series A and Series B Preferred Stock.

October 2018 Common Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
October 2018	$0.19	October 15, 2018	October 29, 2018
Q4 2018 Series A Preferred Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
October 2018	$0.171875	October 15, 2018	October 29, 2018
November 2018	$0.171875	November 15, 2018	November 27, 2018
December 2018	$0.171875	December 15, 2018	December 27, 2018
Q4 2018 Series B Preferred Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
October 2018	$0.1640625	October 15, 2018	October 29, 2018
November 2018	$0.1640625	November 15, 2018	November 27, 2018
December 2018	$0.1640625	December 15, 2018	December 27, 2018
Certain Tax Matters
ARMOUR has elected to be taxed as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes. In order to maintain this tax status, ARMOUR is required to timely distribute substantially all of its ordinary REIT taxable income. Dividends paid in excess of current tax earnings and profits for the year will generally not be taxable to common stockholders.
About ARMOUR Residential REIT, Inc.
ARMOUR invests primarily in fixed rate residential, adjustable rate and hybrid adjustable rate residential mortgage-backed securities issued or guaranteed by U.S. Government-sponsored enterprises (“GSEs”), or guaranteed by the Government National Mortgage Association. In addition, ARMOUR invests in other securities backed by residential mortgages for which the payment of principal and interest is not guaranteed by a GSE or government agency. ARMOUR is externally managed and advised by ARMOUR Capital Management LP, an investment advisor registered with the Securities and Exchange Commission (“SEC”).
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events.

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ARMOUR Residential REIT, Inc. Confirms October 2018 Dividend Rate Per Common Share and Q4 2018 Monthly Dividend Rates Per Preferred Share

October 1, 2018

Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.
Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC’s internet site at www.sec.gov, or the Company website at www.armourreit.com, or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.

Investor Contact:
James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340

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